Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Third Quarter 2020 Results; Reaffirms 2020 Outlook

PITTSBURGH, November 4, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported  net income attributable to Koppers for the third quarter of $75.6 million, or $3.53 per diluted share, compared to net income of $19.9 million, or $0.94 per diluted share, in the prior year quarter.   Income from continuing operations attributable to Koppers for the third quarter was $39.1 million, or $1.83 per diluted share, a record quarter, compared to income from continuing operations of $18.3 million, or $0.86 per diluted share, in the prior year quarter.  Beginning in 2020, results of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period.  As previously announced, the divestiture of KJCC was completed on September 30, 2020, which resulted in a  gain on sale of $35.8 million in the quarter.

The  adjusted net income and adjusted earnings per share (EPS) for the third quarter of 2020 were $35.1 million and $1.64 per share, a record quarter, compared to $24.4 million and $1.16 per share in the prior year quarter, respectively.

Adjustments to  pre-tax income excluded $5.3 million in earnings for the third quarter of 2020, compared with $8.2 million in charges for the prior year quarter. For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.  Adjusted net income also excluded contributions from discontinued operations of $36.4 million in the third quarter of 2020, compared with $2.2 million in the prior year quarter.

The  operating profit was $58.6 million, a quarterly record, or 13.4 percent, compared with $36.6 million, or 8.4 percent, in the prior year period.  The operating profit margin is calculated as a percentage of sales.  For the third quarter of 2020, the  income from continuing operations attributable to Koppers and the adjusted net income benefited from a tax rate as a percentage of  pretax income of 18 percent, primarily due to approximately $3 million of favorable tax adjustments.

For the third quarter of 2020,  adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $66.7 million, a quarterly record, or 15.2 percent, compared with $57.1 million, or 13.2 percent, in the prior year quarter.  The adjusted EBITDA margin is calculated as a percentage of sales.

Additional items excluded from  adjusted EBITDA in the third quarter of 2020 totaled $7.0 million of pre-tax benefits, compared with $5.9 million of pre-tax charges in the prior year quarter.  For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

Consolidated sales for the third quarter of 2020 were $437.5 million, an increase of $3.3 million, or 0.8 percent, compared with $434.2 million in the prior year quarter, driven by a $3.5 million favorable impact from foreign currency translation.

Sales for the Railroad and Utility Products and Services (RUPS) segment were lower than prior year due to decreased crosstie volumes and certain customer discounts, partially offset by higher demand in its Australian utility pole business and Recovery Resources crosstie disposal business.  Nevertheless, RUPS reported improved profitability primarily driven by favorable margin mix as well as effective cost containment measures.  The Performance Chemicals (PC) segment reported record sales and record adjusted profitability, as it continued to benefit from strong demand in the U.S. home repair and remodeling markets as well as in international housing and related markets during the ongoing COVID-19 pandemic.  While sales and profitability for the Carbon Materials and Chemicals (CMC) segment declined from the prior year due to ongoing demand weakness in its end markets, the margin has stabilized and is beginning to show sequential improvement compared with the first half of 2020.

President and CEO Leroy Ball said, “Our performance through the pandemic has only further reinforced the benefits of our strategy to strengthen Koppers by shrinking our CMC footprint, reducing our operating exposure to China, and strategically adding to our integrated business model centered around technologies to preserve and enhance wood.  With less than a quarter left in 2020, we are on pace to set several all-time company earnings records while also having our balance sheet leverage under control, all of which were made possible by the extraordinary efforts of our valued Koppers team members around the globe.”

Third-Quarter  Financial Performance

•

Sales for RUPS of $191.0 million decreased by $7.8 million, or 3.9 percent, compared to sales of $198.8 million in the prior year quarter.  Excluding a favorable impact from foreign currency translation of $0.6 million, sales decreased by $8.4 million, or 4.2 percent, from the prior year quarter.  The sales decrease was primarily due to lower volumes in the commercial crosstie market along with customer discounts, partly offset by increased demand for utility poles in Australia and crosstie disposal services in the U.S.  Operating profit for the third quarter was $15.0 million, or 7.9 percent, compared with operating profit of $11.3 million, or 5.7 percent, in the prior year quarter.  Adjusted EBITDA was $18.5 million, or 9.7 percent, in the third quarter, compared with $16.9 million, or 8.5 percent, in the prior year quarter.  The improved margin was primarily driven by higher profitability in Class I and crosstie disposal businesses, as well as lower selling, general and administrative costs.

•

Sales for PC of $147.9 million, a record quarter, increased by $24.0 million, or 19.4 percent, compared to sales of $123.9 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $0.5 million, sales increased by $24.5 million, or 19.8 percent, from the prior year quarter.  The sales increase reflects continued demand for copper-based preservatives in the U.S. driven by strength in the home repair and remodeling markets during the pandemic, along with international markets benefiting from pent-up demand following several months of restrictions associated with the pandemic.  Operating profit was $30.4 million, or 20.6 percent, for the third quarter, compared with $11.7 million, or 9.4 percent, in the prior year quarter.  Adjusted EBITDA for the third quarter was $31.5 million, a record quarter, or 21.3 percent, compared with $17.8 million, or 14.4 percent, in the prior year quarter.  The increased profitability was primarily due to higher sales volumes, a favorable product mix, and better absorption on higher production volumes.

•

Sales for CMC totaling $98.6 million decreased by $12.9 million, or 11.6 percent, compared to sales of $111.5 million in the prior year quarter. Excluding a favorable impact from foreign currency translation of $3.4 million, sales decreased by $16.3 million, or 14.6 percent, from the prior year quarter.  Lower average oil prices, as well as a slowdown of markets during the pandemic, has resulted in lower pricing for carbon pitch and phthalic anhydride and lower demand for carbon black feedstock globally, partly offset by higher volumes of carbon pitch in Australia and phthalic anhydride in North America.  Operating profit was $13.7 million, or 13.9 percent, in the third quarter, compared with $14.0 million, or 12.6 percent, in the prior year quarter.  Adjusted EBITDA was $16.5 million, or 16.7 percent, in the third quarter, compared with $22.6 million, or 20.3 percent, in the prior year quarter.  The year-over-year profitability is lower as expected; however, the third-quarter performance reflects a margin recovery in the second half of 2020.

•	Capital expenditures for the nine months ended September 30, 2020, were $43.8 million compared with $26.8 million for the prior year period.
•

At September 30, 2020, total debt was $809.8 million and, net of cash and cash equivalents, the net debt was $770.3 million, compared with total debt of $901.2 million and net debt of $868.9 million at December 31, 2019.  Compared to December 31, 2019, total debt was lower by $91.4 million and net debt was lower by $98.6 million.  At September 30, 2020, the company’s net leverage ratio was 3.8, compared with 4.3 at December 31, 2019.

2020 Outlook

Although the worldwide effects of the COVID-19 pandemic are continuing to unfold, Koppers expects 2020 sales to be approximately $1.6 billion, compared with sales of $1.65 billion (excluding KJCC) in 2019.  The company anticipates that adjusted EBITDA in 2020 will be in the range of $204 million to $210 million, which is higher than its previous forecast of $196 million to $204 million, and compares with $201.1 million in the prior year.  Adjusted earnings per share (EPS) is projected to be in the range of $3.65 to $3.90 in 2020, which is higher than its previous estimate of $3.25 to $3.50, and compares with $3.18 in the prior year.

Koppers anticipates investments of $55 million to $60 million in capital expenditures in 2020, which are primarily related to improving the safety and reliability of its existing infrastructure.

Additionally, Koppers plans to reduce debt by approximately $125 million in 2020, which includes proceeds that were received from the KJCC divestiture.  Based upon current adjusted EBITDA and debt reduction estimates, net leverage at December 31, 2020, is projected to be between 3.5 and 3.6.

Koppers does not provide reconciliations of guidance for adjusted EBITDA, adjusted EPS, net debt or net leverage ratio to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Monthly Business Update

For the remainder of 2020, Koppers will report monthly sales by business segment via a press release without an accompanying conference call.  The company plans to provide details of its October 2020 sales and related commentary on November 19, 2020.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$437.5	$434.2	$1,276.0	$1,254.9
Cost of sales	329.8	346.2	1,004.8	999.1
Depreciation and amortization	12.9	13.3	39.7	39.4
Impairment and restructuring charges	1.6	1.1	5.5	5.2
Selling, general and administrative expenses	34.6	37.1	104.1	112.3
Operating profit	58.6	36.6	121.9	98.9
Other income, net	0.9	0.0	1.9	0.4
Interest expense	11.8	15.4	38.6	47.3
Income from continuing operations before income taxes	47.7	21.2	85.2	51.9
Income tax provision	8.6	2.9	14.8	9.7
Income from continuing operations	39.1	18.3	70.4	42.2
(Loss) income from discontinued operations, net of tax benefit (expense) of $0.4, $(0.7), $1.4, and $(1.8)	0.6	2.2	(3.8)	5.0
Gain on sale of discontinued operations, net of tax expense of $8.3	35.8	0.0	35.8	0.0
Net income	75.5	20.5	102.4	47.2
Net (loss) income attributable to noncontrolling interests	(0.1)	0.6	(1.0)	1.2
Net income attributable to Koppers	$75.6	$19.9	$103.4	$46.0
Earnings per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$1.86	$0.88	$3.37	$2.05
Discontinued operations	1.73	0.08	1.56	0.18
Earnings per basic common share	$3.59	$0.96	$4.93	$2.23
Diluted -
Continuing operations	$1.83	$0.86	$3.33	$2.02
Discontinued operations	1.70	0.08	1.55	0.18
Earnings per diluted common share	$3.53	$0.94	$4.88	$2.20
Comprehensive income	$103.3	$5.6	$125.9	$35.9
Comprehensive (loss) income attributable to noncontrolling interests	0.9	0.2	(0.1)	0.8
Comprehensive income attributable to Koppers	$102.4	$5.4	$126.0	$35.1
Weighted average shares outstanding (in thousands):
Basic	21,047	20,684	20,968	20,641
Diluted	21,380	21,030	21,227	20,908

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents, including restricted cash	$39.5	$32.3
Accounts receivable, net of allowance of $2.3 and $2.6	195.1	161.7
Income tax receivable	1.3	1.1
Inventories, net	266.9	288.5
Assets of discontinued operations held for sale	0.0	17.1
Other current assets	36.2	18.8
Total current assets	539.0	519.5
Property, plant and equipment, net	380.1	358.8
Operating lease right-of-use assets	101.0	112.3
Goodwill	295.3	296.1
Intangible assets, net	153.5	168.4
Deferred tax assets	22.4	23.7
Non-current assets of discontinued operations held for sale	0.0	59.3
Other assets	43.1	26.5
Total assets	$1,534.4	$1,564.6
Liabilities
Accounts payable	$127.6	$162.8
Accrued liabilities	109.2	89.3
Current operating lease liabilities	21.0	22.0
Current maturities of long-term debt	13.7	10.2
Liabilities of discontinued operations held for sale	0.0	11.9
Total current liabilities	271.5	296.2
Long-term debt	796.1	891.0
Accrued postretirement benefits	46.2	46.6
Deferred tax liabilities	7.0	6.8
Operating lease liabilities	80.5	91.5
Non-current liabilities of discontinued operations held for sale	0.0	25.1
Other long-term liabilities	47.6	48.7
Total liabilities	1,248.9	1,405.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,640,818 and 23,321,087 shares issued	0.2	0.2
Additional paid-in capital	231.2	221.9
Retained earnings	197.2	93.8
Accumulated other comprehensive loss	(55.1)	(77.7)
Treasury stock, at cost, 2,575,401 and 2,515,925 shares	(92.1)	(90.9)
Total Koppers shareholders’ equity	281.4	147.3
Noncontrolling interests	4.1	11.4
Total equity	285.5	158.7
Total liabilities and equity	$1,534.4	$1,564.6

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Nine Months Ended September 30,
	2020	2019
Cash provided by (used in) operating activities:
Net income	$102.4	$47.2
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	39.7	42.3
Stock-based compensation	8.5	9.0
Change in derivative liability	(4.2)	(0.1)
Non-cash interest expense	2.0	1.9
(Gain) on sale of discontinued operations and loss on disposal of assets and investment	(35.8)	0.6
Insurance proceeds	(0.7)	(3.0)
Deferred income taxes	(3.2)	(2.7)
Change in other liabilities	(0.5)	(7.5)
Other - net	1.8	(1.9)
Changes in working capital:
Accounts receivable	(35.3)	3.4
Inventories	31.3	6.6
Accounts payable	(43.6)	(45.7)
Accrued liabilities	6.7	3.2
Other working capital	(3.6)	3.7
Net cash provided by operating activities	65.5	57.0
Cash provided by (used in) investing activities:
Capital expenditures	(43.8)	(26.8)
Insurance proceeds received	0.7	3.0
Net cash provided by sale of discontinued operations and asset sales	78.1	0.3
Net cash provided by (used in) investing activities	35.0	(23.5)
Cash (used in) provided by financing activities:
Net decrease in credit facility borrowings	(85.6)	(5.0)
Repayments of long-term debt	(7.5)	(27.2)
Issuances of Common Stock	0.8	1.0
Repurchases of Common Stock	(1.2)	(0.9)
Payment of debt issuance costs	(0.2)	(0.9)
Net cash used in financing activities	(93.7)	(33.0)
Effect of exchange rate changes on cash	(0.3)	(0.4)
Change in cash and cash equivalents of discontinued operations held for sale	0.7	(6.7)
Net increase in cash and cash equivalents	7.2	(6.6)
Cash and cash equivalents at beginning of period	$32.3	$37.4
Cash and cash equivalents at end of period	$39.5	$30.8
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$23.6	$23.0
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$5.9	$26.7
Supplemental disclosure of cash flow information:
Non-cash investing activities
Accrued capital expenditures	$3.7	$0.3

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$191.0	$198.8	$590.9	$564.0
Performance Chemicals	147.9	123.9	396.4	343.7
Carbon Materials and Chemicals	98.6	111.5	288.7	347.2
Total	$437.5	$434.2	$1,276.0	$1,254.9
Operating profit (loss):
Railroad and Utility Products and Services	$15.0	$11.3	$40.4	$31.8
Performance Chemicals	30.4	11.7	67.1	38.5
Carbon Materials and Chemicals	13.7	14.0	15.9	30.3
Corporate Unallocated	(0.5)	(0.4)	(1.5)	(1.7)
Total	$58.6	$36.6	$121.9	$98.9
Operating profit margin:
Railroad and Utility Products and Services	7.9%	5.7%	6.8%	5.6%
Performance Chemicals	20.6%	9.4%	16.9%	11.2%
Carbon Materials and Chemicals	13.9%	12.6%	5.5%	8.7%
Total	13.4%	8.4%	9.6%	7.9%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.9	$4.8	$14.8	$14.4
Performance Chemicals	4.3	4.5	13.2	14.0
Carbon Materials and Chemicals	3.7	4.0	11.7	11.0
Total	$12.9	$13.3	$39.7	$39.4
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$18.5	$16.9	$55.1	$50.1
Performance Chemicals	31.5	17.8	77.7	54.2
Carbon Materials and Chemicals	16.5	22.6	30.6	57.8
Corporate Unallocated	0.2	(0.2)	0.5	(1.0)
Total	$66.7	$57.1	$163.9	$161.1
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	9.7%	8.5%	9.3%	8.9%
Performance Chemicals	21.3%	14.4%	19.6%	15.8%
Carbon Materials and Chemicals	16.7%	20.3%	10.6%	16.6%
Total	15.2%	13.2%	12.8%	12.8%

(1)	The tables below describe the adjustments to EBITDA for the three and nine months ended September 30, 2020 and 2019, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended September 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$15.0	$30.4	$13.7	$(0.5)	$58.6
Other income (loss)	(0.3)	0.7	(0.2)	0.7	0.9
Depreciation and amortization	4.9	4.3	3.7	0.0	12.9
Depreciation in impairment and restructuring charges	1.3	0.0	0.0	0.0	1.3
EBITDA with noncontrolling interest	$20.9	$35.4	$17.2	$0.2	$73.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	1.4	0.0	1.4
Non-cash LIFO benefit	(2.9)	0.0	(2.1)	0.0	(5.0)
RUPS treating plant closures	0.5	0.0	0.0	0.0	0.5
Mark-to-market commodity hedging	0.0	(3.9)	0.0	0.0	(3.9)
Adjusted EBITDA	$18.5	$31.5	$16.5	$0.2	$66.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	27.8%	47.4%	24.8%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended September 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$11.3	$11.7	$14.0	$(0.4)	$36.6
Other income (loss)	(0.6)	0.3	0.0	0.2	(0.1)
Depreciation and amortization	4.8	4.5	4.0	0.0	13.3
Depreciation in impairment and restructuring charges	0.0	0.0	1.3	0.0	1.3
EBITDA with noncontrolling interest	$15.5	$16.5	$19.3	$(0.2)	$51.1
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.3	0.0	3.3
Non-cash LIFO expense	1.2	0.0	0.0	0.0	1.2
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Mark-to-market commodity hedging	0.0	1.3	0.0	0.0	1.3
Adjusted EBITDA	$16.9	$17.8	$22.6	$(0.2)	$57.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.5%	31.1%	39.4%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$40.4	$67.1	$15.9	$(1.5)	$121.9
Other income (loss)	(0.9)	1.6	(0.8)	2.0	1.9
Depreciation and amortization	14.8	13.2	11.7	0.0	39.7
Depreciation in impairment and restructuring charges	2.0	0.0	0.0	0.0	2.0
EBITDA with noncontrolling interest	$56.3	$81.9	$26.8	$0.5	$165.5
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	7.4	0.0	7.4
Non-cash LIFO benefit	(5.2)	0.0	(3.6)	0.0	(8.8)
RUPS treating plant closures	4.0	0.0	0.0	0.0	4.0
Mark-to-market commodity hedging	0.0	(4.2)	0.0	0.0	(4.2)
Adjusted EBITDA	$55.1	$77.7	$30.6	$0.5	$163.9
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	33.7%	47.6%	18.7%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$31.8	$38.5	$30.3	$(1.7)	$98.9
Other income (loss)	(1.1)	1.8	(1.0)	0.7	0.4
Depreciation and amortization	14.4	14.0	11.0	0.0	39.4
Depreciation in impairment and restructuring charges	0.0	0.0	2.6	0.0	2.6
EBITDA with noncontrolling interest	$45.1	$54.3	$42.9	$(1.0)	$141.3
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	14.6	0.0	14.6
Non-cash LIFO expense	4.6	0.0	0.3	0.0	4.9
RUPS treating plant closures	0.4	0.0	0.0	0.0	0.4
Mark-to-market commodity hedging	0.0	(0.1)	0.0	0.0	(0.1)
Adjusted EBITDA	$50.1	$54.2	$57.8	$(1.0)	$161.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	30.9%	33.4%	35.7%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$75.5	$20.5	$102.4	$47.2
Interest expense	11.8	15.4	38.6	47.3
Depreciation and amortization	12.9	13.3	39.7	39.4
Depreciation in impairment and restructuring charges	1.3	1.3	2.0	2.6
Income taxes	8.6	2.9	14.8	9.7
Discontinued operations	(36.4)	(2.2)	(32.0)	(5.0)
EBITDA with noncontrolling interests	73.7	51.2	165.5	141.2
Unusual items impacting EBITDA
Impairment, restructuring and plant closure costs	1.8	3.5	11.3	15.0
Non-cash LIFO (benefit) expense	(4.9)	1.1	(8.7)	5.0
Mark-to-market commodity hedging	(3.9)	1.3	(4.2)	(0.1)
Total adjustments	(7.0)	5.9	(1.6)	19.9
Adjusted EBITDA	$66.7	$57.1	$163.9	$161.1

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income attributable to Koppers	$75.6	$19.9	$103.4	$46.0
Unusual items impacting net income
Impairment, restructuring and plant closure costs	3.3	5.8	14.7	20.3
Non-cash LIFO (benefit) expense	(4.7)	1.2	(8.7)	4.9
Mark-to-market commodity hedging	(3.9)	1.2	(4.2)	(0.1)
Total adjustments	(5.3)	8.2	1.8	25.1
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	1.3	(2.1)	(0.4)	(7.6)
Noncontrolling interest	(0.1)	0.6	(1.0)	1.2
Effect on adjusted net income	(4.1)	6.7	0.4	18.7
Adjusted net income including discontinued operations	71.5	26.6	103.8	64.7
Discontinued operations	(36.4)	(2.2)	(32.0)	(5.0)
Adjusted net income attributable to Koppers	$35.1	$24.4	$71.8	$59.7

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Income from continuing operations attributable to Koppers	$39.1	$18.3	$70.4	$42.2
Net income attributable to Koppers	$75.6	$19.9	$103.4	$46.0
Adjusted net income attributable to Koppers	$35.1	$24.4	$71.8	$59.7
Denominator for diluted earnings per share (in thousands)	21,380	21,030	21,227	20,908
Earnings per share:
Diluted earnings per share - continuing operations	$1.83	$0.86	$3.33	$2.02
Diluted earnings per share - net income	$3.53	$0.94	$4.88	$2.20
Adjusted earnings per share	$1.64	$1.16	$3.38	$2.86

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

		Twelve months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total Debt	$809.8	$907.1	$953.2	$901.2	$959.1	$1,001.0
Less: Cash	39.5	33.0	54.2	32.3	30.8	38.1
Net Debt	$770.3	$874.1	$899.0	$868.9	$928.3	$962.9
Adjusted EBITDA	$203.7	$194.2	$197.9	$201.1	$206.6	$203.4
Net Leverage Ratio	3.8	4.5	4.5	4.3	4.5	4.7

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

		Twelve months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net income	$119.5	$67.4	$52.4	$67.4	$44.8	$31.4
Interest expense	52.9	56.6	59.8	61.9	63.4	62.2
Depreciation and amortization	54.4	54.9	54.3	54.6	53.5	52.0
Income tax provision	8.1	(0.6)	(0.6)	0.0	11.9	17.7
Discontinued operations, net of tax	(30.6)	3.6	3.4	(3.7)	(5.7)	(1.4)
EBITDA	204.3	181.9	169.3	180.2	167.9	161.9
Unusual items impacting EBITDA:
Impairment, restructuring and plant closure	16.8	18.5	18.8	20.4	26.1	27.2
Non-cash LIFO (benefit) expense	(9.2)	(3.1)	2.8	4.5	11.2	11.6
Mark-to-market commodity hedging	(8.2)	(3.1)	7.0	(4.0)	1.3	1.1
Acquisition and exit activity related costs	0.0	0.0	0.0	0.0	0.1	1.6
Adjusted EBITDA with noncontrolling interests	$203.7	$194.2	$197.9	$201.1	$206.6	$203.4